Exhibit 10.45

SUBLEASE

BY AND BETWEEN

E. I. DU PONT DE NEMOURS AND COMPANY

AND

INCYTE CORPORATION

i

TABLE OF CONTENTS

(continued)

ii

EXHIBITS

Exhibit “A”	—	Diagram of SUBLEASED PREMISES
Exhibit “B”	—	Rent Schedule
Exhibit “C”	—	Permitted Use Restrictions
Exhibit “D”	—	DuPont Corporate Policies, Standards and Guidelines
Exhibit “E”	—	Initial SUBTENANT Alterations
Exhibit “F”	—	Shared Utilities and Ancillary Rent Services
Exhibit “G”	—	Decontamination Procedures( i.e. Annex G; Recommended Microbiological Decontamination Procedure (NSF Standard #49) And Chemical Fume Hood Decontamination Procedure
Exhibit “H”		Wilmington Area Safety, Health and Environmental Procedures
Exhibit “I”		Experimental Station Site Conditions and Procedures
Exhibit “J”		Air Permit
Exhibit “K”		Demand Services
Exhibit “L”		Public Affairs and Related Issues

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SUBLEASE – EXPERIMENTAL STATION

SUBLEASE AGREEMENT

1. DATE OF SUBLEASE; PARTIES. THIS SUBLEASE AGREEMENT (this “Sublease”) is made this 16th day of June, 2003, by and between E. I. DU PONT DE NEMOURS AND COMPANY, a Delaware corporation (“SUBLANDLORD”) or (“DuPont”), and INCYTE CORPORATION, a Delaware corporation (“SUBTENANT”).

2. SUBLEASED PREMISES.

(a) Subleased Premises. SUBLANDLORD hereby subleases to SUBTENANT, and SUBTENANT hereby rents from SUBLANDLORD, a portion of Building E-400 and a portion of Building E-336, which is more particularly shown on Exhibit “A” attached hereto and made a part hereof, including loading areas, lobbies and hallways (collectively, the “SUBLEASED PREMISES”). The Building Space is located within SUBLANDLORD’s Experimental Station situated at Route 141 and Powder Mill Road in the County of New Castle, State of Delaware (the “Shared Site”). SUBLANDLORD and SUBTENANT have agreed that the space to be occupied by SUBTENANT in Building E-336 contains 56,906 rentable square feet and the space to be occupied by SUBTENANT in Building E-400 contains 30,387 rentable square feet. The subleasing of the SUBLEASED PREMISES includes (i) all laboratory hoods and work bench stations (and appurtenances to the foregoing, but excluding detachable biosafety cabinets), if any, located therein and all other property located therein which, by reason of intention, annexation, unity, attachment or adaptation for particular use, may fairly be deemed fixtures under applicable law (“Fixtures”), (ii) the right to use the parking spaces shown on Exhibit “A” and those in Overflow Parking Lot 1 (collectively, the “Parking Spaces”), and (iii) the right, in common with SUBLANDLORD and other occupants of the Shared Site, to use internal roads, driveways, sidewalks and other appurtenances of the Shared Site commonly used by the occupants of the Shared Site, including without limitation the Cafeteria located in Building E-444 (collectively, “Common Areas”). SUBTENANT acknowledges that, except as expressly set forth in this Sublease, SUBTENANT is not relying on any statement or representation that has been made by SUBLANDLORD or any of SUBLANDLORD’s employees, agents, attorneys or representatives concerning the condition of the SUBLEASED PREMISES (whether relating to physical conditions, operation, performance or legal matters).

(b) Right of First Offer for Additional Space. If, during the Term (defined in subparagraph 3(a) below), SUBLANDLORD shall desire to make available to one its own business groups or to an affiliate any or all of the additional space in the Building E-400 or Building E-336, which additional space is identified as year 2004 and year 2005 on the Exhibit “A” attached hereto (the “Additional Space”), SUBLANDLORD shall first notify SUBTENANT in writing of such desire and identify the relevant portion of the Additional Space. In such event, SUBLANDLORD hereby gives and grants to SUBTENANT the right of first offer to sublease the portion of the Additional Space identified in SUBLANDLORD’S notice (the “ROFO Space”). If SUBTENANT wishes to exercise such right, SUBTENANT shall notify SUBLANDLORD of its intent to sublease within 10 business days following SUBTENANT’s receipt of SUBLANDLORD’s notice. If SUBTENANT does exercise such right,

SUBLANDLORD shall be obligated to sublease the ROFO Space to SUBTENANT on the date specified in SUBTENANT’s exercise notice, which date (the “ROFO Delivery Date”) shall be no later than 20 business days after the date of SUBTENANT’s exercise notice. Effective on the ROFO Delivery Date, (i) the ROFO Space shall be added to and become a part of the SUBLEASED PREMISES, (ii) the representations and warranties of SUBLANDLORD in Paragraph 9 below shall be deemed to be re-made with respect to the ROFO Space, and (iii) the base rent shall be the same on a rentable square foot basis as is then charged for the balance of the SUBLEASED PREMISES. Should SUBTENANT fail to notify SUBLANDLORD within the prescribed 10 business day period, SUBLANDLORD shall be free to sublease the ROFO Space, free and clear of all restrictions otherwise imposed by this subparagraph 2(b), but SUBTENANT’s rights with respect to the remaining portion of the Additional Space shall continue. Notwithstanding that SUBTENANT should fail or refuse to exercise its right of first offer, if the ROFO Space is not subleased or used by SUBLANDLORD within three (3) months after SUBLANDLORD’s notice, then SUBTENANT’s right of first offer and provisions of this subparagraph 2(b) shall be reinstated.

(c) Right of First Refusal for Additional Space. If, during the Term, SUBLANDLORD shall receive, and wish to accept, a bona fide offer for the sublease of any or all of the Additional Space, SUBLANDLORD shall first notify SUBTENANT in writing of such offer and provide to SUBTENANT a copy of the offer. In such event, SUBLANDLORD hereby gives and grants unto SUBTENANT the right of first refusal to sublease the portion of the Additional Space identified in SUBLANDLORD’S notice (the “ROFR Space”). If SUBTENANT wishes to exercise such right, SUBTENANT shall notify SUBLANDLORD of its intent to sublease within 10 business days following SUBTENANT’s receipt of SUBLANDLORD’s notice. If SUBTENANT does exercise such right, SUBLANDLORD shall be obligated to sublease the ROFR Space to SUBTENANT on the date specified in SUBTENANT’s exercise notice, which date (the “ROFR Delivery Date”) shall be no later than 20 business days after the date of SUBTENANT’s exercise notice. Effective on the ROFR Delivery Date, (i) the ROFR Space shall be added to and become a part of the SUBLEASED PREMISES, (ii) the representations and warranties of SUBLANDLORD in Paragraph 9 below shall be deemed to be re-made with respect to the ROFR Space, and (iii) the base rent shall be the same on a rentable square foot basis as is then charged for the balance of the SUBLEASED PREMISES. Should SUBTENANT fail to notify SUBLANDLORD within the prescribed 10 business day period, SUBLANDLORD shall be free to sublease the ROFR Space, free and clear of all restrictions otherwise imposed by this subparagraph 2(c), but SUBTENANT’s rights with respect to the remaining portion of the Additional Space shall continue. Notwithstanding that SUBTENANT should fail or refuse to exercise its right of first refusal, if the ROFR Space is not subleased or used by SUBLANDLORD within three (3) months after SUBLANDLORD’s notice, then SUBTENANT’s right of first refusal and provisions of this subparagraph 2(c) shall be reinstated.

3. TERM.

(a) Term. The term of this Sublease (the “Term”) shall commence on the date hereof (the “Commencement Date”) and shall end on the date (“Expiration Date”), which is the last day of the month in which the fifth anniversary of the Rent Commencement Date occurs, subject to the terms of subparagraphs 3(b) below. The parties shall confirm the Expiration Date in writing once the Rent Commencement Date has occurred.

(b) Extension Option. Provided that there is no uncured Event of Default (as defined in Paragraph 16 below) hereunder on the part of the SUBTENANT, SUBTENANT may extend the Term for a period of two (2) years commencing upon the Expiration Date. In order to exercise such option, SUBTENANT shall provide written notice to SUBLANDLORD at least ninety (90) days prior to the Expiration Date of SUBTENANT’s intent to extend the Term. In such event, the Term shall automatically be extended such that the Expiration Date shall then occur on the last day of the month in which the seventh anniversary of the Commencement Date occurs and all references herein to the “Term” shall be deemed to refer to the Term as extended pursuant to this Section 3(b). The terms and conditions of this Sublease shall apply during the extended Term, including without limitation the annual base rent increases set forth in subparagraph 4(a) below.

4. RENT.

(a) Base Rent.

(i) Beginning on that date which is ninety (90) days after the Commencement Date (the “Rent Commencement Date”), and thereafter on the first business day of each calendar month, SUBTENANT shall pay to SUBLANDLORD for the SUBLEASED PREMISES monthly base rent the amounts set forth on Exhibit “B” attached hereto (except that for any partial calendar month during the Term for which base rent shall be due and payable under this Sublease, the base rent shall be apportioned based on the number of days in such month). The parties agree that base rent includes payment of the utilities and ancillary rent services to be provided to SUBTENANT by SUBLANDLORD pursuant to Exhibit “F” (the “Shared Utilities and Ancillary Rent Services Exhibit”), but does not include payments for fuel oil adjustments, water and sewer, electric and snow removal adjustments, all of which shall be paid pursuant to subparagraph 4(c) below.

(ii) The annual base rent shall be increased to an amount equal to the product of (1) the annual base rent payable during the last Sublease year of the Term and (2) a fraction (A) the numerator of which is the Consumer Price Index for the calendar month in which the last day of the Sublease year of the Term falls and (B) the denominator of which is the Consumer Price Index (the “Base CPI”) for the calendar month immediately preceding the first calendar month of the last Sublease year of the Term; provided, however, that in no event shall the sum, as adjusted for inflation, be less than such sum prior to being adjusted for inflation.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of labor Statistics of the United States Department of Labor, New York-Northern New Jersey-Long Island, NY-NJ-CT area, All Items (1982-1984 = 100) or any successor index thereto appropriately adjusted. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as SUBLANDLORD and SUBTENANT agree upon, each acting reasonably, as appropriately adjusted, shall be substituted for the Consumer Price Index. If the Consumer Price Index ceases to use 1982-1984 = 100 as the basis of calculation, the Consumer Price Index shall be adjusted accordingly.

(b) Place of Payment. All payments of base rent and other sums required to be paid to SUBLANDLORD hereunder shall be in lawful money of the United States of America and shall be paid to SUBLANDLORD at the following address: P.O. Box 905552, Charlotte, N.C. 28290-5552 or to such other person and/or at such other place as SUBLANDLORD may designate from time to time.

(c) Additional Rent. During the term hereof, SUBTENANT shall pay to SUBLANDLORD, as additional rent (together with all other amounts payable by SUBTENANT hereunder other than base rent payable under subparagraph 4(a), “Additional Rent”), Subtenant’s Share of (i) electricity, (ii) water and sewer, (iii) any increases in the costs of fuel oil, and (iv) any increases in the costs of snow removal. Furthermore, SUBTENANT shall be entitled to a credit against its rent obligations in an amount equal to Subtenant’s Share of any decreases in the costs of fuel oil, and (ii) any decreases in the costs of snow removal. The manner of calculating Subtenant’s Share of the foregoing costs and credits is more particularly set forth in the Shared Utilities and Ancillary Rent Services Exhibit. For the purposes of this Sublease, “Subtenant’s Share” shall mean (i) when determining electricity and water and sewer usage, a fraction, the numerator of which is the number of square feet of rentable area in the SUBLEASED PREMISES, and the denominator of which is the number of square feet of rentable area in Building E-336 and Building E-400 combined, calculated on a consistent basis, and (ii) when determining increases or decreases in the costs of fuel oil and snow removal, a fraction, the numerator of which is the number of square feet of rentable area in the SUBLEASED PREMISES, and the denominator of which is the number of square feet of rentable area in the Shared Site, calculated on a consistent basis.

(d) No Payment for Common Costs. Except for charges for fuel oil adjustments, water and sewer, electric and snow removal, SUBTENANT’s payment of base rent shall include all amounts payable by SUBTENANT for its use of the Common Areas and the other services to be provided to SUBTENANT as described in the Shared Utilities and Ancillary Rent Services Exhibit.

(e) Government Incentive Programs. SUBLANDLORD acknowledges that SUBTENANT is eligible for, and may receive, tax abatements, tax credits, grants or other governmental or publicly-supported financial awards (collectively, “Incentive Payments”) for locating SUBTENANT’s business in the State of Delaware. SUBLANDLORD shall cooperate with SUBTENANT in procuring any Incentive Payments for which SUBTENANT is eligible, and to the extent that any such Incentive Payments intended for SUBTENANT are awarded to SUBLANDLORD (as, for example, an abatement of Taxes attributable to SUBLANDLORD’s or any affiliate’s interest the Shared Site) the entire economic benefit of such Incentive Payments shall be passed through to SUBTENANT as a reduction in base rent or in another manner mutually agreed upon by SUBLANDLORD and SUBTENANT. In the event that any such Incentive Payments are awarded to SUBLANDLORD and passed through to SUBTENANT, SUBTENANT shall have the right to inspect, upon reasonable prior notice and at reasonable times, SUBLANDLORD’s books and records relating to such Incentive Payments. In no event shall SUBTENANT have any right to, or claim upon, any Incentive Payments for which SUBLANDLORD may be separately eligible, the parties hereby agreeing that this subparagraph 4(e) only applies to Incentive Payments clearly intended for SUBTENANT.

(f) Invoicing for Water and Sewer, Electric, Fuel Oil Adjustment and Snow Removal. SUBLANDLORD shall have the option of issuing invoices to SUBTENANT on a monthly or quarterly basis. Each such invoice shall set forth the amount of the total fee for fuel oil adjustments, water and sewer, electric and snow removal due for such month or quarter, as applicable. Payment terms are net 30 days of invoice receipt. SUBTENANT shall not be entitled to set off or reduce its payments to SUBLANDLORD by any amounts SUBTENANT claims are owed to it by SUBLANDLORD. The parties will implement arrangements to provide for electronic funds transfer on customary terms for such payments. Upon the termination of this Sublease, there will be a final accounting, and each party shall promptly pay to the other any amounts owed. Undisputed late payment shall bear an interest on the amount paid late at the prime rate of interest announced publicly from time to time in New York City, New York, U.S.A. by Morgan Guaranty Trust prorated for the number of days such overdue amounts are outstanding.

5. USE OF PREMISES.

(a) Permitted Uses. Subject to the further provisions of this Paragraph 5, SUBTENANT may use and occupy the SUBLEASED PREMISES for general office purposes and for drug discovery, research and development, including any ancillary uses, all of which shall be subject to the use limitations set forth on Exhibit “C” attached hereto.

(b) Access; Parking. Subject to the further provisions of this Paragraph 5, SUBLANDLORD shall provide SUBTENANT and its invitees with full and complete ingress and egress to the SUBLEASED PREMISES across SUBLANDLORD’s lands and properties on a 24 hour per day, seven day per week basis. Notwithstanding the foregoing, in the event SUBTENANT is prohibited from using its usual means of ingress and egress to the SUBLEASED PREMISES for any reason (including without limitation, maintenance being performed at the Shared Site), SUBLANDLORD may provide SUBTENANT with an alternate route of ingress and egress to the SUBLEASED PREMISES regardless of whether such route is more circuitous. SUBLANDLORD shall provide to SUBTENANT nine (9) specifically-designated Parking Spaces in close proximity to Building E-336 and two (2) specifically-designated Parking Spaces in close proximity to Building E-400, which Parking Spaces may be designated by SUBTENANT for visitors and executive-level employees of SUBTENANT for their exclusive use. SUBLANDLORD hereby represents that sufficient Parking Spaces shall be available to SUBTENANT’s other employees on the Shared Site for use by SUBTENANT’s employees on a non-exclusive basis with other employees at the Shared Site, provided, however, that such Parking Spaces may not be in the immediate proximity of the SUBLEASED PREMISES. SUBTENANT shall have the right to use all Parking Spaces provided pursuant to this subparagraph 5(b) at no additional charge.

(c) Occupancy of SUBLEASED PREMISES. SUBTENANT shall not permit the SUBLEASED PREMISES (or a portion thereof) to become or remain vacant or unoccupied for a period of time exceeding six (6) months, except as may be necessary in connection with alterations, improvements or replacements made pursuant to Paragraphs 10 or 11 hereof.

(d) Compliance With Laws. SUBTENANT shall comply at SUBTENANT’s sole cost and expense with all applicable federal, state, county and local laws, codes, ordinances and regulations, and with the rules or regulations of any applicable Local Board of Underwriters, with respect to use and occupancy of the SUBLEASED PREMISES; provided, however, to the extent any capital improvements or replacements are required to be made to any portion of the SUBLEASED PREMISES in order to comply with any of the foregoing, SUBTENANT shall only be responsible for SUBLANDLORD approved capital improvements and replacements required by SUBTENANT’s manner of use of the SUBLEASED PREMISES.

(e) Rules and Regulations. SUBTENANT shall comply with DuPont’s PSGs and Security Policies and Standards (as defined in subparagraph 5(g) below), as modified from time to time, provided that (1) written notice is first given to SUBTENANT in the event of any addition or modification to the PSGs and Security Policies and Standards and (2) the PSGs and Security Policies and Standards are reasonably promulgated and uniformly applied to, and enforced against, all occupants of the Shared Site.

(f) Hazardous Substances. Any use, production, storage, deposit or disposal of Hazardous Substances (as defined in subparagraph 5(g) below) by SUBTENANT on any portion of the SUBLEASED PREMISES shall be performed or accomplished in accordance with all Environmental Laws and PSGs (as defined in subparagraph 5(g) below). Unless otherwise agreed to by SUBLANDLORD, SUBTENANT, during and upon termination of this Sublease, shall promptly remove all such Hazardous Substances used, produced, or stored on site by SUBTENANT from the SUBLEASED PREMISES in accordance with all Environmental Laws and PSGs.

(g) Environmental Matters.

(i) Certain Defined Terms. As used in this Sublease, the following terms have the following meanings (such meanings equally to be applicable to the singular as well as the plural form of the terms defined):

(1) “Chemical Substance” means an organic or inorganic substance of molecular identity, microorganisms and their DNA molecules.

(2) “DuPont’s PSGs” means those SHE Policies, Standards and Guidelines and Security Policies and Standards as implemented at the Shared Site as of the date hereof and described as Exhibits “D, F, G, H, I and J” a copy of which has been provided to SUBTENANT.

(3) “Environment” means any surface water, groundwater, drinking water supply, land surface or subsurface strata, or ambient air.

(4) Environmental Claim” means any claim, action, cause of action, investigation, demand, order, directive or written notice by or on behalf of, any Governmental Authority or any other individual, corporation, limited liability company, partnership, trust or other entity, or former employee, alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, medical monitoring or penalties) arising out of, based on or resulting from: (i) the presence, Release or threatened Release of any Hazardous Substance at any location; (ii) exposure to any Hazardous Substance; or (iii) requirements or violation of any Environmental Law or Environmental Permit.

(5) “Environmental Laws” means all Laws relating to pollution or protection of human health or the Environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Chemical Weapons Convention and any amendments thereto and any rules and regulations promulgated pursuant to or implementing the foregoing, similar state Laws and other Laws relating to any of (i) Releases, threatened Releases or the presence of Hazardous Substances or the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances, including the disposal of biological, chemical, radioactive materials, (ii) noise or odors, (iii) pollution or protection of the air, surface water, groundwater, drinking water, land surface or subsurface strata, or (iv) exposure to Hazardous Substances and employee health and safety (v) use, storage, or handling of plant, animal and human pathogens.

(6) “Environmental Permit” means any permit, license, approval or other authorization under any applicable Law or of any Governmental Authority relating to Environmental Laws.

(7) “Governmental Authority” means the United States of America, the State of Delaware and any municipality or other political subdivision thereof, and any of their respective entities, bodies, agencies, commissions or courts exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(8) “Hazardous Substance” means any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a “biohazardous”, “Biohazardous waste”, “hazardous substance”, “hazardous waste”, “oil”, “pollutant”, “toxic substance”, “hazardous material waste”, or “contaminant” or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or which is or contains any asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, explosive, nuclear, or radioactive material, or motor fuel or other petroleum hydrocarbons, or pesticides, insecticides, fungicides, or rodenticides, or biohazardous materials or waste.

(9) “Laws” means all laws, statutes, ordinances, rules, regulations, orders, writs, judgments, codes, injunctions or decrees of any Governmental Authority.

(10) “Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), but excluding consequential damages, loss of profits and punitive damages (other than such damages awarded to any third party against the party being indemnified).

(11) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor Environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater.

(12) “Shared Site Biosafety Committee” means an entity of representatives of DuPont and SUBTENANT with the responsibility to conduct a Safety, Health and Environmental risk assessment review.

(ii) General.

(1) SUBTENANT acknowledges that hazards may be involved in its operations on the Shared Site. Accordingly, SUBTENANT shall perform its work in a careful and workmanlike manner and take all necessary precautions in processing, handling, transporting and disposing of material and product involved in its operations, to avoid: (w) an unhealthy or unsafe work environment; (x) injuries to persons; (y) damage to property; or (z) pollution. The methods employed and the precautions taken shall be determined by and rest solely with SUBTENANT. Any information supplied by SUBTENANT to SUBLANDLORD shall be the latest information known to SUBTENANT.

(2) SUBLANDLORD acknowledges that hazards may be involved in its operations on the Shared Site. Accordingly, SUBLANDLORD shall perform its work in a careful and workmanlike manner and take all necessary precautions in processing, handling, transporting and disposing of material and product involved in its operations, to avoid: (w) an unhealthy or unsafe work environment; (x) injuries to persons; (y) damage to property; or (z) pollution. The methods employed and the precautions taken shall be determined by and rest solely with SUBLANDLORD. Any information supplied by SUBLANDLORD to SUBTENANT shall be the latest information known to SUBLANDLORD.

(iii) DuPont’s PSGs.

(1) Subject to the other provisions of this subparagraph 5(g), SUBTENANT, its invitees and contractors shall adhere to DuPont’s PSGs and the Security Policies and Standards then in effect to the extent the same are applicable to SUBTENANT’s operations. SUBTENANT shall advise its employees and the employees of its invitees and contractors that:

(A) It is the policy of SUBLANDLORD to prohibit the use, possession, sale, manufacture, dispensing, and distribution of drugs or other controlled substances on the Shared Site for non-prescription personal use, and to prohibit in the workplace the presence of an individual with such substances in the body for non-prescription personal use; and

(B) Any person who is found in violation of such guidelines and policies or who refuses to permit inspection may be removed or barred from the Shared Site at the sole and absolute discretion of SUBLANDLORD.

(2) SUBLANDLORD and SUBTENANT each agrees to perform its activities on or use the Shared Site in and, subject to the other provisions of this subparagraph 5(g), in compliance with DuPont’s PSGs, including any updates, corrections or modifications thereto. SUBLANDLORD and SUBTENANT recognize that certain aspects of DuPont’s PSGs may not be applicable to SUBTENANT’s operations, and SUBTENANT shall only be obligated to adhere and comply with DuPont’s PSGs to the extent applicable to SUBTENANT’s operations or to the use of the Shared Site generally. SUBLANDLORD and SUBTENANT shall jointly identify the provisions of DuPont’s PSGs that are applicable to SUBTENANT’s operations or use of the Shared Site. SUBLANDLORD and SUBTENANT shall cooperate and assist each other in complying with all Environmental Laws and the DuPont’s PSGs. DuPont’s PSGs, including any updates, corrections or modifications thereto, are furnished to SUBTENANT under a nontransferable, non-exclusive and royalty-free license by SUBLANDLORD to SUBTENANT for SUBTENANT’s use at the SUBLEASED PREMISES. This license is effective on the Commencement Date and shall remain in effect until this Sublease expires or sooner terminates. DuPont’s PSGs, in whole or in part, are the property of SUBLANDLORD, and no title to or ownership of the DuPont’s PSGs, or in any intellectual property rights relating to the DuPont’s PSGs, is transferred to SUBTENANT. DuPont’s PSGs contain proprietary and confidential information of SUBLANDLORD and as a condition of this license, and except as required by law or prudent business practice (e.g., bankers, attorneys, insurers), SUBTENANT agrees not to sell, sublease, or otherwise transfer, provide, disclose or make available copies of any DuPont’s PSGs to any other party without the prior written consent of DuPont.

(3) SUBTENANT recognizes that DuPont’s PSGs may provide only minimal guidance for SUBTENANT’s compliance with Environmental Laws and therefore will not rely on them for that purpose.

(4) In order to protect its employees, contractors, visitors and premises, SUBLANDLORD has determined that there are certain minimally acceptable elements that must be present in SUBTENANT’s policies, practices, and operations at the SUBLEASED PREMISES. The sole purpose of SUBLANDLORD communicating such elements in the DuPont’s PSGs and Security Policies and Standards is for the protection of DuPont’s employees, contractors, visitors, and premises and neighbors. There is no intention to communicate to SUBTENANT a comprehensive safety, health, and environmental program which will meet its particular needs with respect to its employees, contractors, visitors, and premises and neighbors. It is understood that it remains the ultimate responsibility of SUBTENANT to evaluate its needs/risks and to develop those programs and procedures it deems necessary to manage those needs/risks. Notwithstanding the foregoing, SUBLANDLORD retains the right in its absolute discretion, upon reasonable prior notice and at SUBLANDLORD’s sole expense to enter at all reasonable times to audit SUBTENANT’s compliance with DuPont’s PSGs and/or Security Policies and Standards and SUBTENANT agrees to cooperate in a reasonable manner with such audit; provided, however, that any such audit shall occur no more frequently than once every month unless SUBLANDLORD has reasonable grounds to perform an audit more frequently and identifies such grounds in a written notice to SUBTENANT. SUBLANDLORD shall promptly provide SUBTENANT with the findings of the audit and shall not disclose the findings to third parties, except as may be required by Environmental Laws and only after notice to SUBTENANT (and, if permitted by the applicable Environmental Laws, shall allow SUBTENANT to make such disclosure provided SUBTENANT does so within five business days of receiving notice of the need therefor from SUBLANDLORD). SUBLANDLORD shall promptly provide SUBTENANT with the findings of the audit and SUBTENANT shall immediately correct any deficiencies identified in the audit findings.

(iv) Chemical Substances. Within sixty (60) days after the Commencement Date and as amended on a timely basis, SUBTENANT shall provide SUBLANDLORD a list by chemical name, Chemical Abstract Service Number, by trade name and quantity of all Chemical Substances, biological materials and Hazardous Substances which it intends to make, process, use or store at the SUBLEASED PREMISES so that SUBLANDLORD may use such information to comply with Environmental Laws. SUBLANDLORD shall keep all information furnished by SUBTENANT, including but not limited to any information pertaining to Chemical Substances, biological materials and Hazardous Substances that SUBTENANT designates as information which SUBTENANT is creating or developing or any other information which is otherwise of a proprietary or confidential nature (the “SUBTENANT Proprietary Information”), confidential and shall not use such information for any purpose other than complying with such legal obligations. SUBLANDLORD further agrees that SUBTENANT may avail itself, and SUBLANDLORD shall avail itself on SUBTENANT’s behalf, of any confidential business information (CBI) procedures available under any applicable Laws with respect to any information disclosed by or obtained from SUBTENANT.

(v) Permits. SUBTENANT will obtain SUBLANDLORD’s prior approval for any permits SUBTENANT may need to obtain so that such permits do not conflict with or impose additional regulatory burden on SUBLANDLORD’s operations at the Shared Site. SUBLANDLORD will provide support with respect to its Title V Air Permit in accordance with Exhibit J, and SUBTENANT shall comply with, the relevant provisions of the Shared Utilities and Ancillary Rent Services Exhibit. SUBTENANT agrees to notify and receive approval from DuPont prior to obtaining federal, state, and/or local Safety, Health and Environmental permits. SUBTENANT will provide information regarding the permits as requested by the SUBLANDLORD to the extent necessary to enable SUBLANDLORD to comply with any Environmental Law and its Title V Air Permit obligations (including SUBTENANT Proprietary Information). SUBLANDLORD shall keep all such information (including but not limited to SUBTENANT Proprietary Information) confidential and shall not use such information for any purpose other than complying with such legal obligations. SUBLANDLORD further agrees that SUBTENANT may avail itself, and SUBLANDLORD shall avail itself on SUBTENANT’s behalf, of any confidential business information (CBI) procedures available under any applicable Laws with respect to any information disclosed by or obtained from SUBTENANT.

(vi) Wastes. Unless as otherwise agreed and except as to SUBLANDLORD’s Environmental Liabilities (as defined below), SUBTENANT shall retain sole and complete responsibility for the management, storage and proper disposal of chemical substances, wastes, discharges and emissions in all media produced from its activities. SUBTENANT shall provide SUBLANDLORD an updated list of the identity of any waste disposal subcontractor, methods of waste disposal to be used, and the locations of sites to be used for waste disposal not covered by the Shared Utilities and Ancillary Rent Services Exhibit. SUBTENANT shall transport and dispose of such waste in a safe and environmentally sound manner to prevent any waste from entering the environment as a pollutant. SUBTENANT agrees that it will not engage in and will not knowingly permit any other party to engage in any activity without prior approval from SUBLANDLORD with respect to the SUBLEASED PREMISES that would reasonably be expected to cause the SUBLEASED PREMISES or the adjoining property of SUBLANDLORD to become a hazardous waste treatment, storage or disposal facility within the meaning of RCRA.

(vii) MSDS. SUBTENANT shall submit Material Safety Data Sheets complying with the Federal Hazard Communication Standard (OSHA 1910.1200) together with its submission of the lists of Chemical Substances and Hazardous Substances required by subparagraph 5(g)(iv) above. Such Chemical Substances and Hazardous Substances shall be properly labeled and strictly controlled by SUBTENANT as to their use and disposal.

(viii) Notice. Each party hereto shall notify the other party of any incidents or conditions that may have adverse safety, health or environmental consequences to employees, contractors, visitors or property or neighbors. While SUBLANDLORD or SUBTENANT may discover and/or disclose issues regarding the other party’s compliance with Environmental Laws and make recommendations to that party to avoid noncompliance with Environmental Laws, neither party hereto makes a representation or warranty that all possible compliance issues have been identified and disclosed or that its disclosures or recommendations include all possible recommendations to prevent the occurrence of noncompliance with Environmental Laws. Neither party shall disclose information relating to the other party’s compliance with Environmental Laws to third parties, except as required by Environmental Laws and only after notice to the other party (and, if permitted by the applicable, Environmental Laws, such party will allow the non-complying party to make such disclosure provided the non-complying party does so within five business days of receiving notice of the need therefor from the other party). Neither party hereto certifies the other party’s or any third party’s compliance with present or future Environmental Laws, and each party agree to seek its own legal advice regarding its own compliance unless otherwise required. Notwithstanding the above, SUBTENANT will certify compliance with the Title V Air Permit described in exhibit “J” to the extent that such certifications relate solely to SUBTENANT’s operations.

(ix) Compliance.

(1) SUBLANDLORD shall grant or withhold its consent to SUBTENANT activities involving the use of Center for Disease Control, Animals Plants Health Inspection Services, United States Department of Agriculture Select Agents or Toxins and/or the equivalent Delaware Department of Public Health biological agents, or biological agents or recombinant DNA-biological agents with a biohazards risk assessment of Biosafety Level –3 in accordance with this paragraph. First, SUBTENANT shall, at least 90 days prior to its intended acquisition of any such Agents, Toxins or biological agents and/or its intended initiation of R&D protocols in connection therewith, register with the Shared Site Biosafety Committee, and submit a Safety, Health and Environmental risk assessment for SUBTENANT. Second, for those biological materials listed as Select Agents or Toxins by the federal Department of Health and Human Services or those set forth on the equivalent list of agents maintained by the Delaware Department of Public Health, and in each case their subsequent updates, at the same time SUBTENANT submits the risk assessment to the Shared Site Biosafety Committee (or before making such submission if SUBTENANT so elects), SUBTENANT shall request SUBLANDLORD’s approval to use the particular biological materials, and SUBLANDLORD shall have the right to grant or withhold approval in its sole discretion. SUBTENANT will not make an acquisition or initiate an R&D protocol until the acquisition or protocol is reviewed and approved by the Shared Site Biosafety Committee and, if applicable, by SUBLANDLORD.

(2) At the commencement of this Sublease, the SUBTENANT will provide SUBLANDLORD with the name of the SUBTENANTS’ Biosafety Officer. The SUBTENANT’s Biosafety Officer will participate as a member of the Shared Site Biosafety Committee.

(3) Each party shall be responsible for complying with Environmental Laws relating to the operation of its activities at the Shared Site and with respect to the provision and receipt of shared services under the Shared Utilities and Ancillary Rent Services Exhibit. Notwithstanding the above, SUBLANDLORD or SUBTENANT may contract out the record keeping and/or reporting activities required by any Environmental Laws, provided that such party shall not contract away its liability and responsibility for assuring that any required records or reports comply with the legal requirements and are truthful and accurate.

(4) Notwithstanding the foregoing, complaints from the community regarding odors or excessive emissions shall be handled through SUBLANDLORD procedures and communicated promptly to each party’s site representative.

(x) Indemnity.

(1) SUBLANDLORD agrees to indemnify, release, defend and hold harmless SUBTENANT from and against all Environmental Claim(s) and/or Losses which arise, or are alleged to arise, from or in connection with:

(A) Any non-compliance with any Environmental Law or Environmental Permits at the Shared Site (whether on or off the Shared Site) occurring prior to the date hereof and any such non-compliance caused by SUBLANDLORD after the date hereof;

(B) The generation, manufacture, refining, transportation, treatment, storage, handling, disposal, discharge, Release or spill of any Hazardous Substance at the Shared Site (whether on or off the Shared Site) occurring prior to the date hereof and any such generation, manufacture, refining, transportation, treatment, storage, handling, disposal, discharge, Release or spill of any Hazardous Substance caused by SUBLANDLORD after the date hereof;

(C) Any disturbance, migration, leaching or Release of any Hazardous Substance onto, off of, near, under, or otherwise affecting the Shared Site occurring prior to the date hereof and any such disturbance, migration, leaching or Release of any Hazardous Substance continuing or caused by SUBLANDLORD after the date hereof; or

(D) Any quantity of a Hazardous Substance which was at the Shared Site and disposed of off the Shared Site in any such case, prior to the date hereof, or disposed of or caused by SUBLANDLORD after the date hereof.

Notwithstanding the foregoing clauses (a) through (d) above, (collectively, SUBLANDLORD’s “Environmental Indemnities”), SUBLANDLORD’s indemnity does not extend to Environmental Claims or Losses directly resulting from soil excavation, characterization or disposal by/for SUBTENANT after the date hereof (as for example and not a limitation, excavation, characterization or disposal undertaken during construction or facility modification as permitted pursuant to the terms hereof) and such Environmental Claims or Losses shall be borne by SUBTENANT to the extent of SUBTENANT’s excavation, characterization or disposal.

(2) SUBTENANT agrees to indemnify, release, defend and hold harmless SUBLANDLORD from and against all Environmental Claims or Losses which arise, or are alleged to arise, from or in connection with:

(A) SUBTENANT’s release of a Hazardous Substance in violation of any Environmental Law at the Shared Site (whether on or off the Shared Site) occurring on or after the Commencement Date;

(B) SUBTENANT’s violation of any Environmental Law including permitting conditions at the Shared Site (whether on or off the Shared Site) occurring on or after the Commencement Date;

(C) The generation, manufacture, refining, transportation, treatment, storage, handling, disposal, discharge, Release or spill of any Hazardous Substance at the Shared Site by SUBTENANT or its contractors or subcontractors; and

(D) Any disturbance, migration, leaching or Release of any Hazardous Substances on, onto, near, under or otherwise affecting the Shared Site (including, without limitation, the SUBLEASED PREMISES), provided that the origin, disturbance, migration, leaching or release of the Hazardous Substance was due to the actions or operations of SUBTENANT or its contractors or subcontractors.

(3) Where SUBLANDLORD and SUBTENANT have jointly caused any Environmental Claims or Losses, whether or not a third party’s acts or omissions also were causal, SUBTENANT and SUBLANDLORD shall contribute to their common liability a pro rata share based upon the relative degree of fault of each (including attorneys’ fees and other costs of defense). Each party hereto shall bear its own attorneys’ fees and costs of defense, subject to reimbursement by the other party, until:

(A) There is a final court judgment allocating fault between the SUBLANDLORD and SUBTENANT; or

(B) SUBLANDLORD and SUBTENANT otherwise agree to an allocation.

Upon the occurrence of an event described in clauses (A) or (B) above, SUBTENANT shall reimburse SUBLANDLORD for that portion of the past costs, attorneys’ fees and defense costs incurred by SUBLANDLORD which is equal to SUBTENANT’s share of the allocation, or SUBLANDLORD shall reimburse SUBTENANT for that portion of the past costs, attorneys’ fees and defense costs paid by SUBTENANT which is equal to SUBLANDLORD’s share of the allocation, whichever is applicable. Thereafter, SUBLANDLORD and SUBTENANT shall share the costs according to the allocation.

(4) In the event of any Environmental Claims and/or Losses for which a party hereto is entitled to indemnity hereunder, the party seeking indemnity shall immediately notify in writing the indemnifying party of such matter, shall fully cooperate with the indemnifying party in the defense of the, Environmental Claims and/or Losses and, at the indemnifying party’s cost, permit the indemnifying party’s attorneys to handle and control the conduct and/or settlement of such Environmental Claims and/or Losses, including making personnel and records available for the defense. In no event shall the indemnifying party agree to a settlement that contains a non-monetary component without the consent of the indemnified party, which consent not to be unreasonably withheld or delayed. The above indemnification provision is contingent upon the indemnified party promptly turning over the complete control of the Environmental Claims and/or Losses to the indemnifying party.

(xi) Limitation. The foregoing indemnities are subject to the provisions of subparagraph 15(c). Furthermore, nothing contained herein shall prohibit either party hereto from seeking restitution or contribution from third parties.

(xii) Survival. The provisions of this subparagraph 5(g) shall expressly survive the expiration or earlier termination of this Sublease.

(h) Criminal Background Checks. Prior to hiring or assigning any employee to perform work at the SUBLEASED PREMISES, SUBTENANT shall have performed a criminal background check to determine whether such employee has been convicted of any felony crimes, felony crimes plea bargained to a lesser charge, or previous misdemeanor crime. SUBTENANT shall not, without SUBLANDLORD’s prior written approval, permit an employee to work at the SUBLEASED PREMISES if that employee has within the prior seven year period been convicted of any felony crimes, felony crimes plea bargained to a lesser charge, or previous misdemeanor crime. Any contractor who is assigned (working) on the Shared Site for three days or less can be escorted 100% of the time in lieu of the criminal background check. Any assignment of a contractor that is longer than three days (cumulative) must have a criminal background check conducted in accordance with the first two sentences of this subparagraph. All other contractors entering the Shared Site must provide 2 forms of photo identification to SUBLANDLORD. Additionally, SUBTENANT shall obtain a criminal background check for any contractor who both frequently makes scheduled (or routine) deliveries to the Shared Site and who obtains a “contractor” license at the Shared Site. SUBTENANT’s criminal background check program must be in compliance with the Fair Credit Reporting Act, a copy of which has been provided to SUBTENANT. Further, SUBTENANT shall notify SUBLANDLORD’s Security Manager U.S. Region at the following address:

E. I. DU PONT DE NEMOURS AND COMPANY

1007 Market Street Room NG1

Wilmington, Delaware 19898

Attention Security Manager U.S. Region

6. UTILITIES AND SERVICES.

(a) General. SUBLANDLORD shall furnish the SUBLEASED PREMISES with those utilities and services necessary to use the SUBLEASED PREMISES for the purposes described in subparagraph 5(a) above, including without limitation those identified on the Shared Utilities and Ancillary Rent Services Exhibit. SUBLANDLORD and SUBTENANT hereby agree that the Shared Utilities and Ancillary Rent Services Exhibit shall govern the provision of such services in connection with the SUBTENANT’s use of the SUBLEASED PREMISES. SUBLANDLORD shall provide shared utilities and ancillary rent services to SUBTENANT using the same degree of care as it exercises in providing such utilities and services for its own use, and nothing in this Sublease shall imply or require that SUBLANDLORD shall meet a higher standard of care which might be applicable to commercial providers of such services. Nothing in this Sublease shall require SUBLANDLORD to favor SUBTENANT over the businesses of SUBLANDLORD, nor shall SUBLANDLORD favor its business over the SUBTENANT’s business in providing such utilities and services. Should SUBTENANT’s use of shared utilities or services require SUBLANDLORD to expand, modify or modernize its equipment or distribution lines to provide such utilities or services, and SUBTENANT requests that SUBLANDLORD proceed with such expansion, modification or modernization after written notice from SUBLANDLORD of the need therefor, the cost of such work shall be for SUBTENANT’s account, unless agreed otherwise. Should SUBLANDLORD, in it’s sole discretion, expand, modify, or modernize its equipment or distribution lines to provide such utilities or services, the cost thereof shall be apportioned fairly between SUBLANDLORD, SUBTENANT and any other occupants at the Shared Site. All utilities and services shall be provided by employees of SUBLANDLORD or its affiliates, or at SUBLANDLORD’s election, by third parties to whom it has contracted. All references in this Sublease to SUBLANDLORD providing a utilities or services shall include both provision by the SUBLANDLORD and indirect provision by third parties. SUBTENANT agrees that the utilities or services provided by third parties are conditioned upon performance by such third parties under their separate agreements between SUBLANDLORD and such third parties. SUBLANDLORD reserves the right to purchase any utilities or services from a third party or to change a third party provider. In no event shall SUBTENANT be entitled to re-sell or supply any utilities or ancillary rent service to a third party. SUBLANDLORD shall not be required to provide SUBTENANT extraordinary levels of service that are above the ordinary levels, special studies, training, or the like.

(b) Temporary Shutdown. SUBLANDLORD, at its sole and absolute discretion, shall have the right to temporarily shut down and/or suspend any utility or ancillary rent service, in whole or in part, at any time, but solely to the extent necessary to address a material threat to safety, health or the environment. In this regard, SUBLANDLORD will use good faith efforts and reasonable diligence to address such safety, health or environmental matters, and SUBTENANT shall fully cooperate with SUBLANDLORD. SUBLANDLORD shall use good faith efforts and reasonable diligence to expeditiously resume the supply of the affected utility or ancillary rent service after, in the sole and absolute judgment of SUBLANDLORD, such concern is abated. Further, in the event of a temporary partial loss of a utility or ancillary rent service due to equipment failure or Force Majeure causes, SUBLANDLORD will fairly allocate such portions of the affected utilities or ancillary rent services between SUBLANDLORD’s operations, SUBTENANT and other tenants of the Shared Site. If any utility or service is not fully restored within fifteen (15) days of the shut down or suspension thereof, and if such shut down or suspension materially interferes with SUBTENANT’s use and enjoyment of the SUBLEASED PREMISES, SUBLANDLORD shall proportionately reduce the rent due hereunder during the period of material interference.

(c) SUBLANDLORD Not a Public Utility. It is understood that neither party hereto considers SUBLANDLORD to be a regulated public utility. Furthermore, neither party intends by this Sublease to engage in the business of being a public utility or to enjoy any of the powers and privileges of a public utility or by its performance of its obligations to dedicate to public or quasi-public use or purpose any of the facilities which it operates, and each party agrees that the execution of this Sublease shall not, nor shall any performance or partial performance, be or ever be deemed, asserted or urged by a party to be a dedicated public or quasi-public use of any such facilities of the other party, or as subjecting the other party to any jurisdiction or regulation as a public utility. Notwithstanding the foregoing, should SUBLANDLORD be determined to be a public utility or should SUBLANDLORD determine in good faith based on the advice of counsel that there is a material risk of it being deemed to be a public utility SUBLANDLORD may terminate the affected utility or service(s) upon not less than ninety (90) days’ written notice to SUBTENANT. Notwithstanding the foregoing, in the event SUBLANDLORD receives an order from any governmental authority requiring SUBLANDLORD to cease providing a service in less than ninety (90) days and SUBLANDLORD is unable to timely obtain a stay of enforcement of that order after exercising its good faith efforts to do so, SUBLANDLORD shall immediately notify SUBTENANT of such occurrence and may terminate such utility or ancillary rent service consistent with the time period set forth in that order. Upon request by SUBTENANT and at SUBTENANT’s expense, SUBLANDLORD must appeal such order and/or seek a stay of enforcement, so SUBLANDLORD can continue providing such utility or ancillary rent service pending appeal of that order. If any utility or service is not fully restored within fifteen (15) days SUBLANDLORD ceases to provide it, and if such cessation of a utility or service materially interferes with SUBTENANT’s use and enjoyment of the SUBLEASED PREMISES, SUBLANDLORD shall proportionately reduce the rent due hereunder during the period of material interference.

(d) No Representations. SUBLANDLORD MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO ANY WARRANTY ARISING FROM OPERATION OF LAW OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY UTILITY OR SERVICE PROVIDED HEREUNDER, THE QUALITY OR CONDITION

THEREOF, OR ANY OTHER MATTER. SUBTENANT ASSUMES ALL RISK AND LIABILITY RESULTING FROM ITS RECEIPT AND/OR USE OF A UTILITY OR SERVICE.

(e) Telecommunications Infrastructure. SUBLANDLORD is not providing any telecommunications services to SUBTENANT. SUBTENANT, together with any third party provider, shall be solely responsible for the design and functionality of any telecommunications system installed in the SUBLEASED PREMISES. Any new telecommunications system installed by SUBTENANT must use no less than Category 5E fire retardant wiring.

(f) Non-Standard Services. In the event that SUBTENANT requests SUBLANDLORD to provide any non-standard service, or any service not contemplated by Exhibit “F,” SUBLANDLORD shall have the option of providing such service, but shall have no obligation to do so. If SUBLANDLORD elects to provide the service, it will be provided on terms and conditions agreed upon by the parties, including without limitation the costs thereof.

7. SIGNS. SUBTENANT shall be permitted to install its logo and/or business name (a) on the existing sign at the main gate for the Shared Site, (b) on the existing monument signs at the entrances to Building E-336 and Building E-400, and (c) on the glass entry doors to each building, provided that in each case the logo and/or business name shall be affixed in a manner and be of such size, design and color as shall be (i) consistent with the lettering, design, etc. utilized by SUBLANDLORD on such existing signs and on other building entry doors on the Shared Site, (ii) compliant in all respects with local zoning and/or other municipal ordinances; and (iii) approved in advance in writing by SUBLANDLORD, which approval shall not be unreasonably withheld, conditioned or delayed. SUBTENANT, at its sole cost and expense, shall remove such logo and/or business name upon the termination of this Sublease. Any defacement or damage to the Building or the SUBLEASED PREMISES caused by logo and/or business name or the installation or removal thereof shall be repaired promptly by SUBTENANT. SUBTENANT shall not have the right to install any signs on the exterior of Building E-336 and Building E-400.

8. ASSIGNMENT AND SUBLETTING. SUBTENANT shall not assign, convey, sublet, mortgage, encumber or otherwise transfer (all of the foregoing a “Transfer”) all or any portion of its rights and obligations under this Sublease, including without limitation a Transfer to an Affiliate, without the prior written consent of the SUBLANDLORD, which consent shall be in SUBLANDLORD’s sole discretion. For purposes of this Paragraph 8, the term “Affiliate” means any entity who, directly or indirectly, controls or is controlled by or is under common control with SUBTENANT, whether through the ownership of voting securities or by contract or otherwise. If there is a change of control of SUBTENANT (as defined below), SUBTENANT will so notify SUBLANDLORD. Following a change of control of SUBTENANT and provided that at least twenty-one (21) months remain under the unexpired Term (including any extension option), SUBLANDLORD may, in its sole discretion, terminate this Sublease upon at least twenty-one (21) months’ prior written notice to the other party. For purposes of this section, a “change of control of SUBTENANT” has occurred if (i) any person or group becomes the owner of more than 50% of the voting stock in SUBTENANT, (ii) SUBTENANT sells or leases all or substantially all of its assets relating to its drug discovery operations, or (iii) SUBTENANT merges, consolidates or otherwise combines with another entity and SUBTENANT’s stockholders fail to own at least 50% of the surviving entity. In the event of any permitted Transfer, SUBTENANT shall nonetheless remain liable for the performance of all of the obligations of the SUBTENANT hereunder.

9. CONDITION OF PREMISES.

(a) Representations. To induce SUBTENANT to enter this Sublease and take possession of the SUBLEASED PREMISES, SUBLANDLORD hereby represents and warrants to SUBTENANT as follows:

(i) The SUBLEASED PREMISES and the operation thereof complies in all material respects with all applicable federal, state and local laws, regulations, codes, orders, ordinances, rules and statutes and any restrictive covenants applicable to the SUBLEASED PREMISES. SUBLANDLORD has obtained all permits, approvals and licenses necessary for the Shared Site and the use thereof. The purposes for which the SUBLEASED PREMISES may be used pursuant to subparagraph 5(a) are permitted within the zoning classification of the Shared Site or appropriate zoning relief from such classification has been obtained and is in effect.

(ii) The improvements and Fixtures included in the SUBLEASED PREMISES have been kept and maintained in good working order and condition and will be in such condition as of the Commencement Date.

(iii) Each portion of space comprising the SUBLEASED PREMISES (A) has been completely decommissioned in accordance with all applicable Laws, including Environmental Laws, and in accordance with DuPont’s PSGs, (B) has been decontaminated in accordance with the procedures set forth on Exhibit “G,” and (C) to SUBLANDLORD’s knowledge, does not contain any lead-based paint, asbestos or asbestos containing materials, polychlorinated biphenyls or urea formaldehyde foam insulation.

(b) No Alterations. SUBTENANT acknowledges that SUBLANDLORD has no obligation to alter, remodel or improve the SUBLEASED PREMISES and that SUBLANDLORD’s obligations are limited to delivering the SUBLEASED PREMISES to SUBTENANT in the condition specified in subparagraph (a) above.

(c) Joint Inspection. At the time of occupancy, SUBTENANT shall inspect and execute the “Chemical Laboratory Final Check List,” a copy of which has been provided to SUBTENANT, to acknowledge the condition of laboratory space.

10. ALTERATIONS.

(a) General Provisions. SUBTENANT shall have no right to make any alterations, installations, changes and improvements whatsoever in and upon the SUBLEASED PREMISES without the prior written consent of SUBLANDLORD, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that SUBTENANT shall have the right to make those initial alterations for SUBTENANT’s occupancy which are more particularly identified on Exhibit “E” attached hereto and made a part hereof. In this regard, the

Parties shall meet to review the proposed alteration and, if SUBLANDLORD agrees that SUBTENANT may make the alteration, the Parties shall establish and implement a coordinated management process under which SUBTENANT’s procurement and installation of goods or services necessary for the alteration will be overseen by SUBLANDLORD and SUBTENANT to assure compliance with applicable PSGs and site safety and security requirements. SUBTENANT shall bear all costs for such alterations and shall pay SUBLANDLORD a negotiated fee to cover SUBLANDLORD costs for administrative oversight.

(b) Rights of Removal. Upon termination or expiration of this Sublease or at any time during the continuance hereof (but provided that no Event of Default shall have occurred and be continuing hereunder), (i) SUBTENANT shall have the right to remove from the SUBLEASED PREMISES any articles of personal property or trade fixtures made or installed by SUBTENANT (which does not include any hoods, duct work, stacks, blowers, casework and any other generic laboratory equipment that are existing on the date hereof which may be deemed to be trade fixtures (collectively, “Excluded Trade Fixtures”), and (ii) except as otherwise agreed in writing by the parties, SUBTENANT shall have the right to remove from the SUBLEASED PREMISES any alterations, installations, changes, improvements or other property, including fixtures (other than Excluded Trade Fixtures), made or installed by SUBTENANT whether or not constituting or becoming a part of the SUBLEASED PREMISES and whether made or installed under subparagraph 10(a) or otherwise; provided that, in the case of both clause (i) and clause (ii) above, any damage caused by such removal will be fully repaired by SUBTENANT at SUBTENANT’s sole cost and expense prior to surrender of the SUBLEASED PREMISES.

(c) Obligation to Remove. Upon termination or expiration of this Sublease, (i) SUBLANDLORD shall have the right to require SUBTENANT to remove from the SUBLEASED PREMISES all articles of SUBTENANT’s property, whether fixtures or personalty, other than any alterations, installations, changes or improvements made by SUBTENANT to the SUBLEASED PREMISES in accordance with the provisions of subparagraph 10(a) hereof, whether or not the same have become an actual part thereof, and any damage caused by any such removal will be fully repaired by SUBTENANT at SUBTENANT’s sole cost and expense prior to the surrender of the SUBLEASED PREMISES, and (ii) in the event SUBTENANT fails to remove any property from the SUBLEASED PREMISES as and when required by SUBLANDLORD in accordance with clause (i) of this subparagraph 10(c), SUBLANDLORD shall have the right to (x) remove, transport and dispose of same (without taking title or ownership thereto); and (y) fully repair any damage caused by such removal, and SUBTENANT shall indemnify and hold harmless SUBLANDLORD for any costs, expenses or liabilities whatsoever associated with such removal, transportation and disposal and any such repair (other than to the extent any such costs, expenses or liabilities arise from the gross negligence, recklessness or willful misconduct of SUBLANDLORD in performing such activities).

(d) Abandonment. Any alterations, installations, changes, improvements or other property which SUBTENANT has placed on the SUBLEASED PREMISES and which is not removed within sixty (60) days following the termination or expiration of this Sublease shall be deemed to have been abandoned by SUBTENANT and shall become the property of SUBLANDLORD upon the termination or expiration of this Sublease, subject to

SUBLANDLORD’s rights to remove, transport and dispose of same (without taking title or ownership thereto) at SUBTENANT’s sole cost and expense as set forth in subparagraph 10(c) hereof.

(e) Compliance with Laws. Any alterations, additions or improvements made by SUBTENANT shall be made in accordance with applicable federal, state, county and local laws and ordinances and building codes, rules and regulations.

11. MAINTENANCE AND REPAIRS.

(a) SUBTENANT’s Responsibilities. SUBTENANT, at its own cost and expense, shall keep the interior of the SUBLEASED PREMISES and all improvements made by SUBTENANT in good order and shall be responsible for the full cost of the repair to any such item, unless it is a repair for which SUBLANDLORD is responsible under subparagraph 11(b) below.

(b) SUBLANDLORD’s Responsibilities. SUBLANDLORD shall keep in good order, condition and repair and replace when necessary the structural portions of each building included in the SUBLEASED PREMISES, the roof and roof membrane, foundations, appurtenances, heating, ventilation and air conditioning equipment, electrical systems, plumbing systems, lighting, storm drainage and other mechanical systems of the Building, exterior walls and windows of the Building and utility and sewer pipes serving the Building. SUBLANDLORD shall also perform all routine maintenance required at each building included in the SUBLEASED PREMISES, including without limitation painting, repairing broken glass and ordinary maintenance of all such building components. SUBLANDLORD shall also be responsible for repairing any damage to the SUBLEASED PREMISES caused by leaks in the roof, bursting pipes (by freezing or otherwise) or by defects in any building. SUBLANDLORD shall keep all roads and sidewalks on the Shared Site in a neat and clean condition and promptly remove all dirt, trash, snow and ice therefrom.

If SUBLANDLORD fails to make any repairs required by this Sublease within fifteen (15) days of SUBLANDLORD’s receipt of written notice from SUBTENANT of need therefor (except in the event of an emergency in which case SUBTENANT shall only have to wait a period of time that is reasonable under the circumstances), and if such failure materially interferes with SUBTENANT’s use and enjoyment of the SUBLEASED PREMISES, SUBTENANT may make such repairs and offset the cost thereof against base rent and other amounts due under this Sublease and may recover the amount thereof from SUBLANDLORD in addition to any other legal or equitable remedies SUBTENANT may have. Notwithstanding the foregoing, if SUBLANDLORD shall have commenced to make such repairs within such fifteen (15) day period (or shorter period in the event of an emergency) and shall be diligently pursuing the completion thereof, SUBTENANT shall not have the right to make such repairs and recover the cost of doing so from SUBLANDLORD unless SUBLANDLORD ceases to diligently pursue the completion thereof.

12. LIABILITY. SUBLANDLORD in no event shall be liable for any damage or injury to SUBTENANT or any agent, employee or invitee of SUBTENANT, or to any person or persons coming upon the SUBLEASED PREMISES in connection with the occupancy by

SUBTENANT or otherwise, or to any goods, chattels, or other property of SUBTENANT or any other person or persons which may during the term of this Sublease be located in the SUBLEASED PREMISES, which damage or injury has been caused or contributed to by water, rain, snow, breakage of pipes, leakage, casualty (including, without limitation, any damage resulting from a casualty of the nature insured against under a comprehensive policy of property insurance with extended coverage riders) or by any other cause beyond SUBLANDLORD’s control, except when caused by the gross negligence, recklessness or willful misconduct of SUBLANDLORD, its invitees, agents or employees. Nothing in this Paragraph 12 is intended to limit or otherwise affect SUBLANDLORD’s indemnity obligations to SUBTENANT relating to environmental matters as provided in subparagraph 5(g) of this Sublease.

13. ACCESS TO SUBLEASED PREMISES. SUBTENANT shall permit SUBLANDLORD to enter upon the SUBLEASED PREMISES at all times in an emergency and otherwise at all reasonable times upon reasonable notice (which shall mean at least 48 hours prior notice) for the purpose of inspecting the same and/or providing services pursuant to Paragraph 6 and the Shared Utilities and Ancillary Rent Services Exhibit and/or maintenance or making repairs or replacements pursuant to subparagraph 11(b) hereof and/or making any repairs or rebuilding under Paragraph 14 hereof.

14. CASUALTY.

(a) Non-Material Casualty. In the event that fire or other casualty damages the SUBLEASED PREMISES to an extent that does not materially interfere with SUBTENANT’s use thereof as permitted under subparagraph 5(a) hereof, SUBLANDLORD shall repair the SUBLEASED PREMISES promptly after such casualty at its sole cost and expense.

(b) Material Casualty. In the event that fire or other casualty damages the SUBLEASED PREMISES to an extent that materially interferes with SUBTENANT’s use thereof as permitted under subparagraph 5(a) hereof, SUBLANDLORD shall proportionately reduce the rent due hereunder during the period of material interference, and SUBLANDLORD shall have the option, in its sole discretion, of rebuilding or repairing the SUBLEASED PREMISES at its sole cost and expense; provided, however, that SUBLANDLORD shall rebuild or repair the SUBLEASED PREMISES if such rebuilding or repairs are reasonably estimated as being capable of rebuilding or repair for less than $100,000.00. If SUBLANDLORD is not required and elects not to rebuild or repair the SUBLEASED PREMISES and continued occupancy thereof is otherwise lawful, SUBLANDLORD shall so inform SUBTENANT and SUBTENANT may (i) vacate the part of the SUBLEASED PREMISES rendered unusable by the fire or other casualty and continue to occupy the remainder of the SUBLEASED PREMISES and to pay the proportionately reduced rent, or (ii) promptly quit the SUBLEASED PREMISES by notifying SUBLANDLORD in writing of SUBTENANT’s election to terminate this Sublease and thereafter this Sublease shall terminate as of the effective date of such notice and SUBTENANT shall be entitled to a refund for any unearned rent paid or credited in advance to SUBLANDLORD. If SUBLANDLORD elects not to rebuild the SUBLEASED PREMISES and continued occupancy thereof is unlawful, SUBLANDLORD shall so inform SUBTENANT, and SUBTENANT shall promptly quit the SUBLEASED PREMISES at which time this Sublease shall terminate and SUBTENANT shall be entitled to a refund for any unearned rent paid or credited in advance to SUBLANDLORD. If SUBLANDLORD is not required but does elect to rebuild or repair, SUBLANDLORD shall notify SUBTENANT within thirty (30) days of learning of the casualty of its intention to rebuild or repair, which notice shall provide SUBTENANT with SUBLANDLORD’s good faith estimate of the time needed to complete the rebuilding or repairing, and this Sublease shall remain in full force and effect (with the rent proportionately reduced until such rebuilding or repairing is complete); provided, however, that in the event that (i) SUBLANDLORD’s reasonable estimate indicates that rebuilding or repairing would take longer than six (6) months, or (ii) rebuilding or repairing in fact takes longer than six (6) months, SUBTENANT may thereupon quit the SUBLEASED PREMISES and within five (5) days after vacating the SUBLEASED PREMISES notify SUBLANDLORD in writing of SUBTENANT’s election to terminate this Sublease, in which case this Sublease shall terminate as of the date of SUBLANDLORD’s receipt of such notice and SUBTENANT shall be entitled to a refund for any unearned rent paid or credited in advance to SUBLANDLORD. If SUBTENANT fails to notify SUBLANDLORD of SUBTENANT’s election to quit the SUBLEASED PREMISES in accordance with this Paragraph 14, SUBTENANT shall be liable for rent accruing to the date of SUBLANDLORD’s actual knowledge of SUBTENANT’s vacation or impossibility of further occupancy. Notwithstanding any other provision to the contrary, SUBLANDLORD shall have the right to retain any and all insurance proceeds regardless of its decision regarding rebuilding or repairing the SUBLEASED PREMISES.

(c) SUBTENANT shall bear the risk of loss for all its personal property (and all personal property of its employees and invitees) including improvements and fixtures within the SUBLEASED PREMISES.

15. ADDITIONAL INDEMNITY.

(a) SUBTENANT Indemnity. Except as otherwise herein provided (including, without limitation, as provided in subparagraph 5(g) hereof), SUBTENANT, promptly following demand by SUBLANDLORD, shall indemnify and hold SUBLANDLORD safe and harmless from and against any and all Losses (i) on account of the death of or injury to any person or persons or the damage to or destruction of any property arising from or growing out of SUBTENANT’s use and occupancy of the SUBLEASED PREMISES or (ii) resulting from any failure by SUBTENANT to perform or observe any covenant or agreement to be performed or observed by SUBTENANT under this Sublease, but only to the extent such Losses are not caused by the gross negligence or willful misconduct of SUBLANDLORD. The provisions of this subparagraph 15(a) shall expressly survive the expiration or earlier termination of this Sublease.

(b) SUBLANDLORD Indemnity. SUBLANDLORD, promptly following demand by SUBTENANT, shall indemnify and hold SUBTENANT safe and harmless from and against any and all Losses (i) on account of the death of or injury to any person or persons or the damage to or destruction of any property arising from or growing out of SUBLANDLORD’s use and occupancy of the Shared Site other than the SUBLEASED PREMISES (including without limitation the portions of Buildings 336 and 400 not occupied by SUBTENANT) or (ii) resulting from any failure by SUBLANDLORD to perform or observe any covenant or agreement to be performed or observed by SUBLANDLORD under this Sublease, but only to the extent such Losses are not caused by the gross negligence or willful misconduct of SUBTENANT. Nothing in this subparagraph 15(b) is intended to limit or otherwise affect SUBLANDLORD’s indemnity obligations to SUBTENANT relating to environmental matters as provided in subparagraph 5(g) of this Sublease. The provisions of this subparagraph 15(b) shall expressly survive the expiration or earlier termination of this Sublease.

(c) Limitations. All indemnity obligations of SUBLANDLORD and SUBTENANT arising under this Sublease, and all claims, demands, damages and losses assertable by SUBLANDLORD and SUBTENANT against the other in any suit or cause of action arising out of or relating to this Sublease, the SUBLEASED PREMISES or the Shared Site, or the use and occupancy thereof, are limited as follows:

(i) By the releases and waivers expressed herein, including, without limitation, the mutual releases and waivers of rights set forth in Paragraph 12 above and subparagraph 20(d) below;

(ii) All claims for indemnification and other recoveries shall be limited to direct, proximately caused damages and exclude all consequential or indirect damages, including, but not limited to, business loss or interruption, suffered by the party asserting the claim or seeking the recovery; and

(iii) In the event that SUBLANDLORD and SUBTENANT (or the persons for whom they are liable as expressly set forth herein) are determined to be contributorily responsible for the indemnified injury or loss, each indemnitor’s obligation shall be limited to the indemnitor’s equitable share of the losses, costs or expenses to be indemnified against based on the relative culpability of each indemnifying person whose negligence or misconduct contributed to the injury or loss.

16.	EVENTS OF DEFAULT AND REMEDIES.

(a) General. Each of the following, if so declared in writing by SUBLANDLORD, shall constitute an “Event of Default” by Tenant under this Sublease:

(i) if SUBTENANT fails to pay any base rent or Additional Rent when due and payable hereunder or under the Shared Utilities and Ancillary Rent Services Exhibit and such failure continues for a period of ten (10) days after written notice thereof is given to SUBTENANT by SUBLANDLORD;

(ii) if SUBTENANT fails to comply with all applicable Laws and with all PSGs and Site Security Policies and Standards and such failure continues for a period of ten (10) days after written notice thereof is given to SUBTENANT by SUBLANDLORD; provided, however, in the event any such failure by SUBTENANT is deemed by SUBLANDLORD to create a material threat to safety, health or the environment or to create the possibility of a material adverse effect on the other businesses of SUBLANDLORD or its affiliates at the Shared Site, then an Event of Default shall be deemed to have occurred if SUBLANDLORD identifies such threat or possibility in its notice to SUBTENANT and SUBTENANT thereafter fails to cure such failure immediately upon its receipt of SUBLANDLORD’s notice even if such notice is verbal notice; or

(iii) if Tenant fails to perform or observe any covenant or agreement set forth in this Sublease (other than the covenants described in clauses (i) and (ii) above) in accordance with the terms thereof and such failure continues for a period of thirty (30) days after written notice thereof is given to SUBTENANT by SUBLANDLORD; provided, however, that if the failure cannot, by its nature, be cured within thirty (30) days, then an Event of Default shall not be deemed to have occurred so long as SUBTENANT diligently pursues the cure of such failure to completion.

(b) Additional Events of Default. Any of the following shall also constitute an Event of Default: (i) SUBTENANT is adjudicated a bankrupt, (ii) SUBTENANT institutes proceedings for a reorganization or for an arrangement under the bankruptcy laws of the United States codified as Title 11 of the United States Code (“Bankruptcy Act”) or (iii) an involuntary petition in bankruptcy is filed against SUBTENANT under the Bankruptcy Act, which is not dismissed or vacated within ninety (90) days.

(c) Remedies. Upon the declaration of an Event of Default under subparagraphs 16(a) or 16(b), SUBLANDLORD (i) shall have the right, upon the giving of five (5) days’ advance written notice to SUBTENANT, to terminate this Sublease and if such Event of Default shall not have been cured by SUBTENANT within such five (5) day period, this Sublease shall terminate and expire at midnight on such fifth day, and (ii) shall have all other rights and remedies provided by law or in equity.

17. EMINENT DOMAIN. If the whole or any part of the SUBLEASED PREMISES shall be taken by any public authority under the power of eminent domain such as to materially interfere with SUBTENANT’s use thereof as permitted under Paragraph 5(a) hereof, then the terms of this Sublease shall cease on the part so taken on the date possession of that part is surrendered, and from that day SUBTENANT shall have the right either (i) to cancel this Sublease and declare the same null and void, giving written notice to SUBLANDLORD of same, and to be entitled to any unearned rent paid or credited in advance, or (ii) to continue in possession of the remainder of the SUBLEASED PREMISES under the terms herein provided, giving written notice to SUBLANDLORD of same, except that the base rent and SUBTENANT’S SHARE shall be equitably adjusted by SUBLANDLORD and SUBTENANT as may be appropriate in light of the portions of the Building taken in such proceeding. Notwithstanding anything to the contrary contained herein, SUBTENANT shall not be entitled to share in any portion of the award in respect of such taking.

18. PRIME LEASE; SUBORDINATION AND NON-DISTURBANCE.

(a) Prime Lease. In order to induce SUBTENANT to enter into this Sublease, SUBLANDLORD represents and warrants to SUBTENANT that: (i) SUBLANDLORD is the owner of the land on which the Shared Site is located, (ii) Du Pont De Nemours and Company, L.L.C. (“Building Owner”) owns the buildings in which the SUBLEASED PREMISES are located and is permitted to maintain such buildings on the land by SUBLANDLORD, as land owner, pursuant to an easement agreement (“Easement Agreement”), (iii) Building Owner has leased the buildings in which the SUBLEASED PREMISES are located to Acorn Leasing, L.L.C. (“Prime Landlord”) pursuant to a lease agreement (the “Prime Lease”), (iv) Building Owner has given a mortgage (the “Mortgage”) encumbering the buildings in which the

SUBLEASED PREMISES are located (and certain other real property) to Laurel N.A., L.L.C. (“Mortgagee”), (v) there are no leases, mortgages, judgments or any other matters superior to the interest of SUBTENANT in the SUBLEASED PREMISES other than the Easement Agreement, the Prime Lease and the Mortgage, (vi) each of the Easement Agreement, the Prime Lease and the Mortgage is in full force and effect and there exists no state of facts and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by any party thereto, (vii) SUBLANDLORD has the right and authority under the Easement Agreement, the Prime Lease and the Mortgage to enter into this Sublease, and Building Owner, Prime Landlord and Mortgagee each hereby joins in the execution of this Sublease to evidence its consent thereto, and (viii) there are no terms or provisions of the Easement Agreement, the Prime Lease or the Mortgage which impose any duty or obligation upon SUBTENANT or which place any restriction upon SUBTENANT’s use of the SUBLEASED PREMISES beyond what is contained in this Sublease.

(b) Current Subordination and Non-Disturbance; Indemnity. SUBLANDLORD, as land owner, Building Owner, Prime Landlord and Mortgagee each hereby joins in the execution of this Sublease to evidence its agreement that if (and for as long as) no event of default by SUBTENANT under this Sublease has occurred and is continuing, then (i) SUBTENANT shall not be made a party to any action or proceeding by any of them to recover possession of the property of which the SUBLEASED PREMISES forms a part, (ii) SUBTENANT shall not be made a party to the termination of any interest in the SUBLEASED PREMISES that is senior to the interest of SUBTENANT or any proceeding related thereto, (iii) SUBTENANT’s possession shall not be disturbed, and (iv) this Sublease shall not be canceled or terminated and shall continue in full force and effect upon such foreclosure, termination or recovery of possession upon all the terms, covenants, conditions and agreements set forth in this Sublease. If any of SUBLANDLORD, as land owner, Building Owner, Prime Landlord or Mortgagee acquires the right to possession of the SUBLEASED PREMISES, SUBTENANT shall, if requested, attorn to and become the tenant of the party acquiring the right to possession upon the same terms and conditions as are set forth herein for the balance of the Term.

(c) Future Subordination and Non-Disturbance. This Sublease and the estate, interest and rights hereby created will be subordinate to any mortgage or mortgages hereafter placed upon the Shared Site or any estate or interest therein, and to all renewals, modifications, consolidations, replacements and extensions of the same, and any substitutes therefor, so long as the holder of any such mortgagee enters into a subordination/recognition and non-disturbance agreement with SUBTENANT on terms and conditions that are mutually acceptable to SUBLANDLORD, SUBTENANT, the holder and any other party with an interest in the SUBLEASED PREMISES that is superior to this Sublease.

19. WAIVER OF LANDLORD’S LIEN. SUBLANDLORD, and PRIME LANDLORD by consenting to this Sublease in writing, hereby acknowledge and agree that no lien, security interest or claim shall be asserted by SUBLANDLORD or PRIME LANDLORD or be allowed to attach to personal property or fixtures within the SUBLEASED PREMISES which are owned or leased by SUBTENANT or any third party.

20. SURRENDER. On or before the Expiration Date or prior termination of this Sublease, SUBTENANT shall peaceably surrender the SUBLEASED PREMISES, and the SUBLEASED PREMISES shall be turned over to SUBLANDLORD (i) in substantially the condition existing on the date of this Sublease (ordinary wear and tear, damage by casualty and repairs that are SUBLANDLORD’s responsibility hereunder excepted), (ii) in compliance with the conditions and requirements specified in subparagraphs 5(f), 5(g), 10(b) and 10(c) and in Paragraph 7, (iii) having been decommissioned in accordance with all applicable Laws, including Environmental Laws, and in accordance with SUBLANDLORD’s PSGs, and (iv) having been decontaminated in accordance with the procedures set forth on Exhibit “G.” Any personal property remaining within the SUBLEASED PREMISES after termination shall be treated as provided for in Paragraph 10 hereof.

21. INSURANCE.

(a) SUBTENANT’s Insurance. SUBTENANT shall obtain and keep in effect during the term of this Sublease, from one or more reputable insurance companies licensed to do business in the State of Delaware:

(i) Comprehensive general liability insurance policy (Occurrence Form), including Blanket Contractual Liability, Product/Completed Operations, Broad Form Property Damage, and Personal Injury in a combined single limit for Bodily Injury and Property Damage not less than $2,000,000 per occurrence. Such policy shall name SUBLANDLORD and Prime Landlord as additional insureds and shall contain a waiver of subrogation in favor of SUBLANDLORD and Prime Landlord. Each such policy shall contain a thirty (30) day prior written notice provision to SUBLANDLORD prior to any such cancellation or termination. SUBTENANT may provide its insurance coverage for the SUBLEASED PREMISES through a blanket or umbrella policy.

(ii) Workers’ Compensation—Statutory; Employer’s Liability—$1,000,000 per accident/per employee; and such other generic insurance as may be required by law.

(iii) Business Auto Liability, in a combined single limit for Bodily Injury and Property Damage—$1,000,000 per occurrence.

SUBTENANT shall further file a certificate of insurance evidencing the above required minimum coverage with SUBLANDLORD’s designee. Neither the failure of SUBTENANT to comply with any or all of the insurance provisions of this Sublease, nor the failure to secure endorsements on policies as may be necessary to carry out the terms and provisions of this Sublease, shall be construed to limit or relieve SUBTENANT from any of its obligations under this Sublease, including this insurance paragraph.

(b) SUBLANDLORD’s Insurance. SUBLANDLORD shall either obtain and keep in effect fire and extended coverage casualty insurance (“Casualty Insurance”) in the amount of the full replacement cost of the SUBLEASED PREMISES or, if permitted by subparagraph 20(c) below, establish a self-insurance program in lieu of obtaining third party insurance in accordance with the requirements of subparagraph 20(c). Neither the failure of

SUBLANDLORD to comply with any or all of the insurance provisions of this Sublease, nor the failure to secure endorsements on policies as may be necessary to carry out the terms and provisions of this Sublease, shall be construed to limit or relieve SUBLANDLORD from any of its obligations under this Sublease, including this insurance paragraph.

(c) Self-Insurance. Notwithstanding anything to the contrary contained herein, for so long as (i) E.I. du Pont de Nemours and Company is the SUBLANDLORD hereunder, (ii) E.I. du Pont de Nemours and Company has a net worth in excess of $2,000,000,000, and (iii) E.I. du Pont de Nemours and Company has an investment grade credit rating from each of the nationally recognized rating agencies then rating its debt, SUBLANDLORD may self-insure in lieu of obtaining or keeping in effect third party insurance (including, without limitation, Casualty Insurance) relating to the Shared Site, including the SUBLEASED PREMISES.

(d) Release and Waiver of Subrogation. Any provision of this Sublease to the contrary notwithstanding, SUBLANDLORD and SUBTENANT hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise (i) from any and all liability for any loss or damage to the property of the releasing party, (ii) for any loss or damage that may result, directly or indirectly, from the loss or damage to such property (including rental value and business interruption), and (iii) from legal liability for any loss or damage to property (no matter who the owner of the property may be), all to the extent that the releasing party’s loss or damage is insured or, if not insured, was insurable under commercially available fire and extended coverage property insurance policies, including additional coverages typically obtained by owners and tenants of comparable premises, even if such loss or damage or legal liability shall be caused by or result from the fault or negligence of the other party or anyone for whom such party may be responsible and even if the releasing party is self insured in whole or in part or the amount of the releasing party’s insurance is inadequate to cover the loss or damage or legal liability. It is the intention of the parties that SUBLANDLORD and SUBTENANT shall look solely to their respective insurance carriers or self-insurance programs for recovery against any such property loss or damage or legal liability, without (in the case of third party coverage) such insurance carriers having any rights of subrogation against the other party.

22. QUIET ENJOYMENT. SUBLANDLORD warrants its right to create the Subleasehold interest created herein and covenants that SUBTENANT, upon paying the rent and all other sums and charges to be paid by it under this Sublease, and observing and keeping all covenants, agreements and conditions of this Sublease on its part to be kept, shall have peaceful, quiet and uninterrupted possession of the SUBLEASED PREMISES during the Term of this Sublease.

23. MAINTENANCE OF RECORDS/INSPECTION. SUBLANDLORD shall maintain or cause to be maintained in the ordinary course of business, books and records relating to its calculation of rent due hereunder and the costs of water, electric and fuel oil adjustments charged to SUBTENANT hereunder. SUBLANDLORD shall make such records available for inspection by SUBTENANT during regular business hours and upon reasonable notice (or by an independent accountant or other designee of SUBTENANT to which SUBLANDLORD does not have reasonable objection); provided, however, that any such inspection by SUBTENANT shall not occur more than once each year and shall be conducted in a manner which does not interfere unreasonably with the operation of the day-to-day business affairs of SUBLANDLORD.

24. JURISDICTION; FORUM; ETC. Any controversy, claim or issue arising out of or relating to either party’s performance under this Sublease or the interpretations, validity or effectiveness of this Sublease shall, upon the written request of either party, be referred to designated senior management representatives of SUBLANDLORD and SUBTENANT for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issue referred to them. If SUBTENANT and SUBLANDLORD cannot so resolve such controversy, claim or issue, then upon written notice from either party within the next sixty (60) days, the parties will attempt in good faith to resolve the dispute through mediation to be held in Wilmington, Delaware, unless the parties otherwise agree upon another location. If the controversy, claim or issue is not resolved through mediation, then such controversy, claim or issue shall be settled by binding arbitration before the American Arbitration Association (“AAA”) to be held in Wilmington, Delaware, unless the parties otherwise agree upon another location. Such arbitration shall be conducted in accordance with AAA’s then current Commercial Arbitration Rules. The award rendered by the arbitrator or arbitrators shall be final and unappealable, and judgment may be entered upon the award in accordance with applicable law in any Court having jurisdiction thereof. The non-prevailing party in such arbitration shall be required to reimburse the prevailing party its reasonable attorneys’ fees and costs incurred in such arbitration and any action to enter judgment upon the arbitration award.

25. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight delivery service to the parties at the following addresses:

If to SUBTENANT, to:

Incyte Corporation

3160 Porter Drive

Palo Alto, CA 94304

Attn.: Robin Weckesser, Sr. Director, Real Estate and Facilities

With a courtesy copy to:

Incyte Corporation

3160 Porter Drive

Palo Alto, CA 94304

Attn.: General Counsel

If to SUBLANDLORD, to:

E. I. du Pont de Nemours and Company

1007 Market Street

Wilmington, DE 19898

Attn: Corporate Real Estate

Room: D-12090

or to such other address as SUBLANDLORD or SUBTENANT may specify by notice to the other (provided that notice of any change of address shall be effective only upon receipt thereof).

26. CORPORATE COVENANTS AND REPRESENTATIONS. Each person executing this Sublease on behalf of SUBLANDLORD and SUBTENANT hereby covenants and warrants that SUBLANDLORD or SUBTENANT, as applicable, is a duly constituted corporation qualified to do business in the State of Delaware and that such person is duly authorized to execute and deliver this Sublease on behalf of SUBTENANT.

27. INTEGRATION. This Sublease and the documents referred to herein set forth all the agreements, conditions and understandings between SUBLANDLORD and SUBTENANT relative to the SUBLEASED PREMISES, and there are no promises, agreements, conditions or understandings, either oral or written, between them other than that certain Confidentiality Agreement dated February 5, 2002 by and between them (which agreement may be amended from time to time). No subsequent alteration, amendment, supplement, change or addition to this Sublease shall be binding upon SUBLANDLORD or SUBTENANT unless reduced to writing and signed by both parties hereto.

28. NO PARTNERSHIP. The parties do not intend to create any partnership or joint venture between themselves with respect to the SUBLEASED PREMISES or any other matter. In all matters relating to this Sublease, both parties will be acting solely as independent contractors and will be solely responsible for the acts of their employees, officers, directors, contractors and agents. Employees, agents, or contractors of one party shall not be considered employees, agents, or contractors of the other party. Neither party shall have the right, power, or authority to create any obligation, express or implied, on behalf of the other party.

29. GOVERNING LAW. This Sublease shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

30. HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Sublease.

31. SEVERABILITY. The invalidity or unenforceability of any provision of this Sublease shall not affect the validity or enforceability of any other provisions of this Sublease, each of which shall remain in full force and effect.

32. SUCCESSION. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

33. COUNTERPARTS. This Sublease may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

34. INTERPRETATION.

(a) Reference to any law, or to any provision of any law, in this Sublease shall include any modification or reenactment of that legislation or legislation substituted therefor and all legislation, orders, regulations and amendments issued under such legislation.

(b) Reference to any party shall include a reference to its legal successors and permitted assignees.

35. BROKERS. SUBLANDLORD covenants, represents and warrants to SUBTENANT that SUBLANDLORD has had no dealing or negotiations with any broker or agent or finder with respect to this Sublease. SUBTENANT covenants, represents and warrants to SUBLANDLORD that SUBTENANT has had no dealing or negotiations with any broker or agent or finder with respect to this Sublease. SUBLANDLORD and SUBTENANT each covenant and agree to pay, hold harmless and indemnify the other from and against any and all costs, expenses, including reasonable attorneys’ fees, and liability for any compensation, commissions or charges claimed by any broker or agent with whom the indemnifying party has had any dealings or negotiations with respect to this Sublease.

36. FORCE MAJEURE. “Force Majeure” means, for either party, any circumstance(s) beyond the reasonable control of that party, which prevents full performance of an obligation hereunder. For the avoidance of doubt, the following circumstances shall also constitute a Force Majeure event: failure by a third party to supply (in whole or in part) any utilities or ancillary rent service to the extent that such failure prevents, hinders or delays SUBLANDLORD’s ability to provide that utility or ancillary rent service to SUBTENANT; a Governmental Authority notifies SUBLANDLORD or commences a legal or administrative action alleging that provision of utilities or ancillary rent services results in SUBLANDLORD being deemed a public utility. The party affected by an event constituting Force Majeure shall be excused from performance of its obligations under or pursuant to this Sublease if, and to the extent that, performance of such obligations is delayed, hindered or prevented by such Force Majeure. A Force Majeure may excuse a delay in making any payment due hereunder where the delay in payment was caused by the Force Majeure, but otherwise the parties shall continue to make payments due hereunder for the remaining utilities or ancillary rent services provided hereunder. If a party is in a position of Force Majeure or is aware of the likelihood of a situation constituting Force Majeure arising, it shall notify the other party in writing promptly of the cause and extent of such non-performance or likely non-performance, the date or likely date of commencement thereof and the means proposed to be adopted to remedy or abate the Force Majeure, and the parties shall consult with a view to take such steps as may be appropriate to mitigate the effects of such Force Majeure. If any such Force Majeure continues for more than fifteen (15) days and materially interferes with SUBTENANT’s use and enjoyment of the SUBLEASED PREMISES, SUBLANDLORD shall proportionately reduce the rent due hereunder during the period of material interference.

37. SURVIVAL. The expiration or termination of this Sublease shall not affect any rights or obligations that have arisen or accrued hereunder before such expiration or termination.

38. CONFIDENTIALITY. Each of SUBLANDLORD and SUBTENANT will not use any Confidential Information (defined below) for any purpose other than complying with its obligations under this Sublease and under Environmental Laws and other similar laws relating to health, safety and public welfare. Furthermore, each of SUBLANDLORD and SUBTENANT will not disclose or otherwise make available any Confidential Information to any other person, firm, corporation or other entity, except to the extent required by applicable law, regulation or court order (including without limitation any securities filings), provided in each case that the disclosing party (a) has given prompt advance written notice to the other (except that no notice shall be required in the case of securities filings) and (b) has made a reasonable legal determination that such Confidential Information must be disclosed. For the purposes of this Sublease, “Confidential Information” means business, financial and scientific written information which is disclosed in the course of the dealings in connection with this Sublease and is designated in writing as “Confidential.” Such Confidential Information shall not apply to information which:

(a) was known by either party prior to receipt hereunder, as evidenced by the written records of the party claiming this exemption;

(b) was generally known to the public prior to receipt hereunder;

(c) subsequent to receipt hereunder becomes generally known to the public other than by act or omission on the part of the party claiming this exemption; or

(d) subsequent to receipt hereunder, is made available to by a third party who is legally entitled to do so.

The obligations of the parties described in this paragraph will apply to any Confidential Information disclosed to either in connection with that certain lease dated February 26, 2002 between the parties for space at the Stine-Haskell Research Center, which lease is being terminated on or about the date of this Sublease. All obligations of confidentiality shall survive the expiration or termination of the above –mentioned lease and this Sublease for a period of one (1) year from said date of expiration or termination.

39. DATA TRANSFER AND PRIVACY. Unless otherwise agreed by the parties in writing, any personal information provided by one party to the other hereunder may only be used for conducting the transactions that are the subject of this Sublease. Personal information means any information by which the identity of a person could be revealed. Examples of personal information include, but are not limited to, name, address, telephone number, date of birth, social security number, e-mail address or any combination thereof.

40. NON-SOLICITATION OF SUBLANDLORD EMPLOYEES. SUBTENANT will not recruit or solicit for employment any of SUBLANDLORD’s current employees.

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IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed as of the day and year first above written.

Witness:	E. I. DU PONT DE NEMOURS AND COMPANY

	By:	/s/ DIANE L. BOC
/s/ LOIS J. SMITH
	Title:	Manager Corporate Real Estate U.S. Region

Witness:	INCYTE CORPORATION

	By:	/s/ JOHN VUKo
/s/ ROBIN WECKESSER
Sr. Director Real Estate and Facilities	Title:	CFO

JOINDER OF BUILDING OWNER, PRIME LANDLORD AND MORTGAGEE

Each of Building Owner, Prime Landlord and Mortgagee join in the execution of this Sublease for the purpose of confirming its agreements to Paragraph 18 of this Sublease.

Witness:	DU PONT DE NEMOURS AND COMPANY, L.L.C.

	By:	/s/ KAREN K. MENEELY
/s/ ANN BATES
	Title:	Manager

Witness:	ACORN LEASING, L.L.C.

	By:	/s/ KAREN K. MENEELY
/s/ ANN BATES
	Title:	Manager

Witness:	LAUREL N.A., L.L.C.

	By:	/s/ KAREN K. MENEELY
/s/ ANN BATES
	Title:	Manager